                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                        ____________________

                            SCHEDULE 13G

              UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. 4)*

                           ACUSPHERE, INC.
     ___________________________________________________________
                          (Name of Issuer)

                            COMMON STOCK
     ___________________________________________________________
                   (Title of Class of Securities)

                              00511R870
                    ____________________________
                           (CUSIP Number)

                          December 31, 2007
     ___________________________________________________________
       (Date of Event Which Requires Filing of this Statement)

Check the  appropriate  box to designate  the Rule  pursuant to which this Schedule is filed:

                         [ ] Rule 13d - 1(b)
                         [X] Rule 13d - 1(c)
                         [ ] Rule 13d - 1(d)

*    The  remainder  of this  cover  page  shall be filled  out for a reporting  person's  initial  filing on this form with respect to the subject  class  of  securities,  and  for  any  subsequent  amendment containing  information which would alter  disclosures  provided in a prior cover page.

     The  information  required on the  remainder  of this page shall not be deemed to be  "filed"  for the  purpose  of  Section 18 of the
Securities  Exchange Act of 1934 ("Act") or otherwise  subject to the liabilities  of that  section  of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                  (Continued on following page(s))

-----------------                          --------------
   CUSIP No.                13G            2 of 19 pages
  00511R 87 0
-----------------                          --------------

---------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS
           (ENTITIES ONLY):

           Bank of America Corporation
           56-0906609

---------------------------------------------------------
---------------------------------------------------------
    2      CHECK  THE  APPROPRIATE  BOX IF A MEMBER OF A
           GROUP (See Instructions)
           (a) [ ]
                                               (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
    3      SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                              2,675,184*
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE          3,076,377*
               POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                              3,076,377*
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                   6.6%*
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

                                                      HC
---------------------------------------------------------

-----------------                          --------------
   CUSIP No.                13G            3 of 19 pages
  00511R 87 0
-----------------                          --------------

---------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS
           (ENTITIES ONLY):

           NB Holdings Corporation
           56-1857749

---------------------------------------------------------
---------------------------------------------------------
    2      CHECK  THE  APPROPRIATE  BOX IF A MEMBER OF A
           GROUP (See Instructions)
           (a) [ ]
                                               (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
    3      SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                              2,522,301*
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE          2,906,477*
               POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                              2,906,477*
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                   6.3%*
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

                                                      CO
---------------------------------------------------------

-----------------                          --------------
   CUSIP No.                13G            4 of 19 pages
  00511R 87 0
-----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Bank of America, National Association
       94-1687665

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                           United States
---------------------------------------------------------
---------------------------------------------------------
                                                  17,017
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                              2,318,141*
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                17,017
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE          2,554,534*
               POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                              2,571,551*
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                   5.5%*
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

                                                      BK
---------------------------------------------------------

-----------------                          --------------
CUSIP        No.            13G            5 of 19 pages
00511R 87 0
-----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Bank of America Ventures
       95-6016836

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                              California
---------------------------------------------------------
---------------------------------------------------------
                                              1,375,975*
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE            1,375,975*
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE                   0
               POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                              1,375,975*
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                    3.0%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

                                                      CO
---------------------------------------------------------

-----------------                          --------------
   CUSIP No.                13G            6 of 19 pages
  00511R 87 0
-----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       BancBoston Ventures, Inc.
       04-6013165

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                           Massachusetts
---------------------------------------------------------
---------------------------------------------------------
                                                 292,554
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE               292,554
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE                   0
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 292,554
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    0.6%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      CO
---------------------------------------------------------

-----------------                          --------------
   CUSIP No.                13G            7 of 19 pages
  00511R 87 0
-----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Columbia Management Group, LLC
       94-1687665

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                 649,307
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE             885,700
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 885,700
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    1.9%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      CO
---------------------------------------------------------

-----------------                          --------------
   CUSIP No.                13G            8 of 19 pages
  00511R 87 0
-----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Columbia Management Advisors, LLC
       94-1687665

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                 649,307
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE               882,900
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE               2,800
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 885,700
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    1.9%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      IA
---------------------------------------------------------

-----------------                          --------------
   CUSIP No.                13G            9 of 19 pages
  00511R 87 0
-----------------                          --------------

---------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS
           (ENTITIES ONLY):

           BankAmerica Investment Corporation
           36-3101574

---------------------------------------------------------
---------------------------------------------------------
    2      CHECK  THE  APPROPRIATE  BOX IF A MEMBER OF A
           GROUP (See Instructions)
           (a) [ ]
                                               (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
    3      SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                 152,883
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE               152,883
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE                   0
               POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                                 152,883
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                    0.3%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

                                                      CO
---------------------------------------------------------

-----------------                          --------------
   CUSIP No.                13G              10 of 19
  00511R 87 0                                  pages
-----------------                          --------------

---------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS
           (ENTITIES ONLY):

           Bank of America Capital Advisors LLC
           36-3009841

---------------------------------------------------------
---------------------------------------------------------
    2      CHECK  THE  APPROPRIATE  BOX IF A MEMBER OF A
           GROUP (See Instructions)
           (a) [ ]
                                               (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
    3      SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                 187,143
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE               187,143
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE                   0
               POWER
---------------------------------------------------------
---------------------------------------------------------
    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON
                                                 187,143
---------------------------------------------------------
---------------------------------------------------------
   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                                                    0.4%
---------------------------------------------------------
---------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

                                                      IA
---------------------------------------------------------

-----------------                          --------------
   CUSIP No.                13G              11 of 19
  00511R 87 0                                  pages
-----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       United States Trust Company, NA
       13-3818954

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                           United States
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE               164,800
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE                   0
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 164,800
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    0.4%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      BK
---------------------------------------------------------

Item 1(a).    Name of Issuer:

         Acusphere, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

         500 Arsenal Street
         Watertown, Massachusetts 02472

Item 2(a).    Name of Person Filing:

         Bank of America Corporation
         NB Holdings Corporation
         Bank of America, National Association
         BancBoston Ventures, Inc.
         Banc of America Ventures
         BankAmerica Investment Corporation
         Columbia Management Group, LLC
         Columbia Management Advisors, LLC
         Bank of America Capital Advisors LLC
         United States Trust Company, N.A.

Item 2(b).    Address of Principal Business Office or, if None,
         Residence:

         The address  for Bank of America  Ventures  and  BankAmerica
         Investment  Corporation is 950 Tower Lane, Suite 700, Foster
         City, CA  94404.

         Each  other  Reporting  Person  has  its  or  his  principal business  office at 100 North Tryon  Street,  Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

Item 2(c).    Citizenship:

         Bank of America Corporation     Delaware
         NB Holdings Corporation         Delaware
         Bank of America, National Association    United States
         BancBoston Ventures, Inc.       Massachusetts
         Banc of America Ventures        California
         BankAmerica Investment Corporation       Delaware
         Columbia Management Group, LLC      Delaware
         Columbia Management Advisors, LLC        Delaware
         Bank of America Capital Advisors LLC         Delaware
         United States Trust Company, N.A.        United States

Item 2(d).    Title of Class of Securities:  Common Stock

Item 2(e).    CUSIP Number:  00511R870

Item 3.  If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or
         13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)  [ ] Broker or dealer  registered  under  Section 15  of the Exchange Act.
         (b)  [  ]  Bank  as  defined  in   Section 3(a)(6)   of  the
         Exchange Act.
         (c)  [ ]  Insurance  company as defined in  Section 3(a)(19)
         of the Exchange Act.
              (d) [ ] Investment  company  registered under Section 8
              of the Investment Company Act.
         (e)  [  ]  An   investment   adviser  in   accordance   with
         Rule 13d-1(b)(1)(ii)(E).
         (f)  [ ] An  employee  benefit  plan  or  endowment  fund in accordance with Rule 13d-1(b)(1)(ii)(F).
         (g)  [ ] A parent  holding  company  or  control  person  in accordance with Rule 13d-1(b)(1)(ii)(G).
         (h)  [ ] A savings  association  as defined in  Section 3(b)
              of the Federal Deposit Insurance Act.
         (i)  [  ]  A  church   plan  that  is   excluded   from  the
              definition  of  an  investment  company  under  Section
              3(c)(14) of the Investment Company Act.
         (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c),  check this box.  [x]

Item 4.  Ownership:

         With respect to the  beneficial  ownership of the  reporting person,  see Items 5 through  11 of the cover  pages to this
         Schedule 13G, which are incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class:

         If this  statement is being filed to report the fact that as of the date  hereof  the  reporting  person has ceased to be the beneficial  owner of more than five percent of the class
         of securities, check the following  [    ].

Item 6.  Ownership  of More than Five  Percent  on Behalf of  Another
         Person:

         Not applicable.

Item 7.  Identification and Classification of the Subsidiary which
         Acquired the Security Being Reported on By the Parent
         Holding Company:

         Not applicable.

Item 8.  Identification and Classification of Members of the Group:

         Not applicable.

Item 9.  Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

     By signing below each of the undersigned  certifies that, to the best of such  undersigned's  knowledge  and  belief,  the  securities referred  to above were not  acquired  and are not for the purpose of or with the effect of  changing  or  influencing  the  control of the issuer of the  securities  and were not  acquired and are not held in connection  with or as a participant in any  transaction  having that purpose or effect.
                                SIGNATURE

     After  reasonable  inquiry and to the best of the  undersigned's knowledge and belief,  the  undersigned  certify that the information set forth in this statement is true, complete and correct.

     Dated:   February 5, 2008

BANK OF AMERICA CORPORATION
NB HOLDINGS CORPORATION
BANK OF AMERICA, NATIONAL ASSOCIATION

By:  /s/ Lucille E. Reymann
     Lucille E. Reymann
     Senior Vice President

BANKAMERICA INVESTMENT CORPORATION
BANK OF AMERICA VENTURES

By:      /s/ M. Ann O'Brien
     M. Ann O'Brien
     Managing Director

BANCBOSTON VENTURES, INC.

By:      /s/ Maia D. Heymann
     Maia D. Heymann
     Managing Director

COLUMBIA MANAGEMENT GROUP, LLC
COLUMBIA MANAGEMENT ADVISORS, LLC

By:      /s/ Michael A. Jones
     Michael A. Jones
     President

BANK OF AMERICA CAPITAL ADVISORS LLC

By:  /s/ Steven Suss
     Steven Suss
     Managing Director

UNITED STATES TRUST COMPANY, N.A.

By:  /s/ Michael Murphy
     ____________________
     Michael Murphy
     Senior Vice President

                                                         Exhibit 99.1

                          JOINT FILING AGREEMENT

     The   undersigned   hereby  agree  that  they  are  filing  this
statement  jointly  pursuant  to  Rule  13d-1(k)(1).  Each of them is responsible  for  the  timely  filing  of such  Schedule  13G and any amendments  thereto,  and for the  completeness  and  accuracy of the information  concerning such person  contained  therein;  but none of
them  is  responsible  for  the   completeness  or  accuracy  of  the
information  concerning the other persons  making the filing,  unless such person knows or has reason to believe that such  information  is inaccurate.

     In  accordance  with  Rule  13d-1(k)(1)  promulgated  under  the
Securities  and Exchange  Act of 1934,  as amended,  the  undersigned hereby  agree to the joint  filing  with each other on behalf of each of them of to such a statement  on Schedule  13G with  respect to the common stock of Acusphere,  Inc.  beneficially owned by each of them.
This Joint Filing  Agreement  shall be included as an exhibit to such
Schedule 13G.

     Dated:   February 5, 2008

BANK OF AMERICA CORPORATION
NB HOLDINGS CORPORATION
BANK OF AMERICA, NATIONAL ASSOCIATION

By:  /s/ Lucille E. Reymann
     Lucille E. Reymann
     Senior Vice President

BANKAMERICA INVESTMENT CORPORATION
BANK OF AMERICA VENTURES

By:      /s/ M. Ann O'Brien
     M. Ann O'Brien
     Managing Director

BANCBOSTON VENTURES, INC.

By:      /s/ Maia D. Heymann
     Maia D. Heymann
     Managing Director

COLUMBIA MANAGEMENT GROUP, LLC
COLUMBIA MANAGEMENT ADVISORS, LLC

By:      /s/ Michael A. Jones
     _______________________
     Michael A. Jones
     President

BANK OF AMERICA CAPITAL ADVISORS LLC

By:  /s/ Steven Suss
     ___________________
     Steven Suss
     Managing Director

UNITED STATES TRUST COMPANY, N.A.

By:  /s/ Michael Murphy
     ____________________
     Michael Murphy
     Senior Vice President